Exhibit 99.2
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. ELECTS JESSICA TUCHMAN MATHEWS TO BOARD OF DIRECTORS
WINSTON-SALEM, N.C. (Oct. 26, 2006) — Hanesbrands Inc. (NYSE:HBI) today announced that Jessica Tuchman Mathews, president of the Carnegie Endowment for International Peace, has been elected to the company’s board of directors, effective immediately.
Mathews, 60, has served as president of the Carnegie Endowment in Washington, D.C, since 1997 and has previously held governmental posts in the executive and legislative branches, as well as positions in management and research in the nonprofit sector and editorial positions in journalism.
Under her direction, the Carnegie Endowment for International Peace, a private, nonprofit organization dedicated to advancing cooperation between nations and promoting active international engagement by the United States, has become a leader in the interdisciplinary study of globalization and has launched a program for joint studies on and in China.
“Jessica will be an outstanding addition to the Hanesbrands board, bringing a wealth of global experience as well as a successful career of leading and operating within large organizations,” said Hanesbrands Executive Chairman Lee A. Chaden. “Jessica’s global perspective and results-oriented management style are very relevant to Hanesbrands and its continuing strategy of operating around the world and building a global low-cost supply chain.”

Hanesbrands Inc. Elects Jessica Tuchman Mathews to Board of Directors — Page 2
Mathews has served as a senior fellow at the Council on Foreign Relations and was founding vice president and director of research of the World Resources Institute. Her governmental experience includes serving as deputy to the Undersecretary of State for Global Affairs and director of the National Security Council’s Office of Global Issues. She also served as a member of the editorial board of the Washington Post.
Mathews serves on the board of SomaLogic, Inc. She earned her doctorate degree in molecular biology from the California Institute of Technology and holds a bachelor’s degree from Radcliffe College.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casual wear and active wear. Hanesbrands has approximately 50,000 employees in 24 countries. More information about the company may be found on the Hanesbrands internet Web site at http://www.hanesbrands.com.
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